Exhibit 10.2

AMENDING AGREEMENT

THIS AGREEMENT is made as of the 31st day of October , 2007

B E T W E E N:

RED ISLE PRIVATE INVESTMENTS INC., a corporation incorporated under the laws of Canada (hereinafter referred to as “Red Isle”)

– and –

PUBLIC SECTOR PENSION INVESTMENT BOARD, a corporation incorporated under the laws of Canada (hereinafter referred to as “PSPIB”)

– and –

TELESAT HOLDINGS INC. (formerly 4363205 CANADA INC.), a corporation incorporated under the laws of Canada (hereinafter referred to as “Holdco”)

– and –

LORAL SPACE & COMMUNICATIONS INC., a corporation incorporated under the laws of Delaware (hereinafter referred to as “Loral”)

– and –

LORAL SKYNET CORPORATION, a corporation incorporated under the laws of Delaware (hereinafter referred to as “Skynet”)

WHEREAS Red Isle, PSPIB and Holdco have entered into a Subscription Agreement for Shares dated August 7, 2007 (the “Subscription Agreement”) pursuant to which Red Isle has agreed to purchase, inter alia, Senior Preferred Shares of the Corporation having the rights, privileges, restrictions and conditions contemplated by the Subscription Agreement;

AND WHEREAS the parties hereto wish to change the rights, privileges, restrictions and conditions of the Senior Preferred Shares in the manner set out herein;

AND WHEREAS Loral has agreed to enter into a Consulting Services Agreement with Telesat Canada in the form attached as Exhibit C to an Asset Transfer Agreement (the “Asset Transfer Agreement”) dated August 7, 2007 entered into among Loral, Skynet and Holdco, which Consulting Services Agreement will be entered into on the date (the “Closing Date”) of the acquisition by Telesat Interco Inc. (formerly 4363213 Canada Inc.), a wholly-owned subsidiary of Holdco, of all of the shares of Telesat Canada pursuant to a Share Purchase Agreement dated December 16, 2006 between Telesat Interco Inc., BCE Inc. and Telesat Canada;

AND WHEREAS the parties hereto wish to change the terms of such Consulting Services Agreement in the manner set out herein;

AND WHEREAS Red Isle, PSPIB, Holdco and Loral have agreed to enter into a Unanimous Shareholders Agreement in the form attached as Exhibit E to the Asset Transfer Agreement, which Unanimous Shareholders Agreement will be entered into on the Closing Date;

AND WHEREAS the parties hereto wish to change the terms of such Unanimous Shareholders Agreement in the manner set out herein;

NOW THEREFORE, in consideration of the covenants contained herein and for other consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1.	The rights, privileges, restrictions and conditions attaching to the Senior Preferred Shares are amended in the manner disclosed in Schedule A attached hereto, and such Schedule A, without indication by way of blacklines of the changes made by virtue of this Amending Agreement, shall be attached to the Subscription Agreement as indicating the rights, privileges, restrictions and conditions attaching to the Senior Preferred Shares to be purchased by Red Isle pursuant to the Subscription Agreement.

2.	The rights, privileges, restrictions and conditions attaching to the Common Shares, Voting Participating Preferred Shares, Non-Voting Participating Preferred Shares, Redeemable Common Shares and Redeemable Non-Voting Participating Preferred Shares shall each be amended by deleting the provision entitled “Tax on Conversion” contained in the rights, privileges, restrictions and conditions attached to each such class of shares and replacing it with the following, adjusted to reflect the applicable class of shares:

“The Corporation shall pay any governmental or other taxes imposed on the Corporation in respect of the conversion of [Common Shares], but shall not pay any governmental or other taxes imposed on the holder of [Common Shares] in respect of any conversion of [Common Shares].”

3.	Section 4.04 of the Consulting Services Agreement shall be deleted in its entirety and shall be replaced by the following prior to execution:

“4.04 Payment in Kind

If and for so long as the terms of the Acquisition Debt (as defined in the terms of the Senior Preferred Shares of Telesat Holdings Inc. as they exist on the date hereof) (the “Acquisition Financing”) permit the payment of the fees set out in Section 4.01 in cash without recourse to any provision of the Acquisition Financing providing for a fixed or calculated amount available for such purposes and other purposes (including without limitation the Applicable Amount defined in the credit agreement originally forming part of the Acquisition Debt (each such provision a “basket provision”; provided, that, for the avoidance of doubt, a basket provision does not include a covenant that requires compliance with a financial ratio other than with respect to the financial ratios in the Applicable Amount)), Telesat shall pay such fees in cash. Otherwise, unless the Directors determine to utilize such basket provision in order to pay all or part of such fee in cash, Telesat shall not be required to pay such fees in cash but shall issue to Loral, on each payment date provided in Section 4.01, a promissory note of Telesat for the amount of such payment. Such promissory notes shall be payable in full, or to the extent then permitted, 10 days after (i) a determination being made, by way of the certification provided in this Section 4.04, that such promissory notes, or a portion of such promissory notes, may be paid pursuant to the terms of the Acquisition Financing without recourse to a basket provision, or (ii) if the Directors subsequently determine to utilize such basket provision to pay some or all of such promissory notes, that such determination has been made by the Directors, or if not then paid in full, all such promissory notes shall be paid in full on ·October 31, 2018. Any such payment shall be made in the manner provided in Section 4.03 without necessity of delivery to Telesat of any promissory notes for cancellation. Telesat shall provide Loral with a quarterly certificate to be delivered by not later than 60 days after each fiscal quarter-end of Telesat certifying whether any such promissory notes, or a portion thereof, may be paid pursuant to the terms of the Acquisition Financing without recourse to a basket provision or whether the Directors shall have determined to pay any promissory notes by utilizing and reducing any such basket provision, and shall specify in such certificate the amount of such promissory notes that may then be paid, and shall provide to Loral details in support of such certificate. Interest on all such promissory notes shall be payable on the outstanding principal balance of each promissory note at the rate of 7% per annum, compounded quarterly, from the date of issue of any such promissory note to the date of payment thereof. Promissory notes, including all accrued interest thereon, shall be repaid in order of issuance. Loral shall deliver to Telesat all promissory notes that have been paid in full as soon as practicable after payment in full thereof.”

4.	The definition of “Fair Market Value” contained in Section 1.01 of the Unanimous Shareholders Agreement shall be amended prior to execution of the Unanimous Shareholders Agreement by deleting from the end of such definition the words “, with no discount for minority interests or illiquidity and no premium for a control block of Equity Shares.”

5.	The Unanimous Shareholders Agreement shall be further amended prior to its execution to add thereto the following provision:

“10.13 Effectiveness

Article 3 (Corporate Governance) of this Agreement shall come into effect upon the release from escrow on the date of this Agreement of all documents contemplated by the closing agenda for the acquisition of the shares of Telesat, and the contribution to the

Company of assets from Loral Skynet pursuant to the Skynet Asset Transfer Agreement and subscription and purchase of shares of the Company by PSP pursuant to the PSP Subscription Agreement, including the corporate reorganizations contemplated by such closing agenda and all documents necessary for the financings of the acquisition of such Telesat Shares. The remainder of this Agreement shall come into effect immediately upon execution of this Agreement.”

6.	This Agreement shall be governed by, and interpreted and enforced in accordance with, the laws in force in the Province of Ontario (excluding any conflict of laws rule or principle which might refer such construction to the laws of another jurisdiction). Each Party irrevocably submits to the non-exclusive jurisdiction of the courts of Ontario with respect to any matter arising hereunder or related hereto.

(signature page follows)

IN WITNESS WHEREOF the Parties have executed this Agreement as of the day and year first above written.

RED ISLE PRIVATE INVESTMENTS INC.

By:	/s/ Derek Murphy
	Name:	Derek Murphy
	Title:	Vice Chairman

By:	/s/ James Pittman
	Name:	James Pittman
	Title:	Vice President

PUBLIC SECTOR PENSION INVESTMENT BOARD

By:	/s/ Derek Murphy
	Name:	Derek Murphy
	Title:	First Vice President, Private Equity

4363205 CANADA INC.

By:	/s/ James Pittman
	Name:	James Pittman
	Title:	Vice President

By:	/s/ Avi Katz
	Name:	Avi Katz
	Title:	Vice President and Secretary

LORAL SPACE & COMMUNICATIONS INC.

By:	/s/ Avi Katz
	Name:	Avi Katz
	Title:	Vice President and Secretary

LORAL SKYNET CORPORATION

By:	/s/ Avi Katz
	Name:	Avi Katz
	Title:	Vice President and Secretary

SCHEDULE A

SHARE CONDITIONS – SENIOR PREFERRED SHARES

SHARE CONDITIONS – SENIOR PREFERRED SHARES

1.	To provide that the rights, privileges, restrictions and conditions attaching to the Senior Preferred Shares are as follows:

(a)	Dividends: The holders of the Senior Preferred Shares shall be entitled to receive if, as and when declared by the Directors out of monies of the Corporation properly applicable to the payment of dividends, cumulative preferential dividends at the rate of (i) 7% per annum on the Liquidation Value until a Performance Failure and (ii) 8.5% per annum on the Liquidation Value after a Performance Failure and while such Performance Failure is continuing, in priority to the declaration or payment of dividends or other distributions on the Common Shares, the Voting Participating Preferred Shares, the Non-Voting Participating Preferred Shares, the Redeemable Common Shares, the Redeemable Non-Voting Participating Preferred Shares, the Director Voting Preferred Shares or any other class of shares which ranks junior to the Senior Preferred Shares with respect to dividends. All such dividend amounts shall be paid annually on October 31 of each year to the holders of the Senior Preferred Shares as they appear in the share register of the Corporation on the tenth day prior to each such date, and shall be pro-rated, if applicable for (i) the number of days in which the Senior Preferred Shares shall be outstanding in any year, in relation to the actual number of days in such year, and (ii) the number of days in any year in which a Performance Failure shall not have occurred or be continuing, and the number of days in such year in which a Performance Failure shall have occurred and been continuing, in each case in relation to the actual number of days in such year. The holders of the Senior Preferred Shares shall not be entitled to any dividends other than or in excess of the cumulative dividends provided for in this clause.

The Annual Dividend Amount (i) shall be paid in cash, if such amount may be paid in cash on the dividend payment date under the terms of the agreements or instruments governing the Acquisition Debt, without recourse to any provision of such agreements or instruments providing for a fixed or calculated amount available for such purposes and other purposes (including without limitation the Applicable Amount as defined in the Senior Secured Credit Facilities (each such provision a “basket provision” provided, that (a) for the avoidance of doubt, a basket provision does not include a covenant that requires compliance with a financial ratio other than with respect to the financial ratio in the Applicable Amount, and (b) a reduction in the “Restricted Payments Basket “ (as defined in the form of indenture for each of the senior exchange notes and the subordinate exchange notes attached to the Senior Bridge Loan Facility and the Senior Subordinate Bridge Facility, as applicable, forming part of the Acquisition Debt) in respect of cash dividend payments on the Senior Preferred Shares will not constitute recourse to a basket provision if the Company is otherwise in compliance with the financial ratio permitting cash dividend

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payments on the Senior Preferred Shares)) or (ii) may be paid in cash by utilizing any such basket provisions, if the Directors determine to utilize such basket provisions in order to pay all or part of such Annual Dividend Amount in cash. The Annual Dividend Amount, to the extent not paid in cash on the dividend payment date, shall be paid in additional Senior Preferred Shares (“PIK Shares”). Not later than thirty (30) days prior to any dividend payment date, the Directors shall determine whether the Corporation shall pay any portion or all of the Annual Dividend Amount in cash or in PIK Shares in accordance with the terms of the Acquisition Debt.

If the Directors determine to pay any portion or all of any dividend in PIK Shares, the Corporation shall pay such portion of the Annual Dividend Amount in newly-issued Senior Preferred Shares, at the rate of one Senior Preferred Share per $1,000 of Annual Dividend Amount in respect of which the Directors have determined to pay such dividend in PIK Shares (rounded to the nearest whole Senior Preferred Share in respect of the aggregate dividend paid in PIK Shares to any registered holder of Senior Preferred Shares). Such Senior Preferred Shares shall be duly and validly issued as fully-paid and non-assessable, in the name of the registered holder of the Senior Preferred Shares on which such dividend is to be paid (according to the shareholder register of the Corporation) and certificates evidencing such Senior Preferred Shares shall be mailed to the address of such shareholders as set out in the shareholder register of the Corporation. On and after a dividend payment date, until certificates representing additional Senior Preferred Shares shall have been issued, the certificates representing such shares held by a holder on the dividend payment date shall represent not only such existing shares, but also the additional Senior Preferred Shares issued to such holder pursuant to such dividend.

The Directors shall declare and the Corporation shall pay all dividends on the Senior Preferred Shares to the full extent that they are legally entitled to do so, and the Corporation shall not take any action solely to prevent it from being legally entitled to do so. If the Directors determine that any Annual Dividend Amount may not legally be declared, such Annual Dividend Amount, or the portion thereof which may not legally be declared, shall cumulate from the date on which such annual dividend should have been paid until such dividend is paid in full and at the same rate as is then otherwise payable on the Senior Preferred Shares, and shall be compounded annually.

If the Directors determine to pay any portion or all of any dividend in cash, all such cash dividends shall be paid in the manner provided in By-law Number 1 of the Corporation.

So long as any Senior Preferred Shares remain outstanding, the Corporation shall not pay or declare any dividend, or make any distribution, upon the Common Shares, the Voting Participating Preferred Shares, the Non-Voting Participating Preferred Shares, the Redeemable Common Shares, the Redeemable Non-Voting Participating Preferred Shares and the Director Voting Preferred Shares or the

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shares of any other class which ranks junior to the Senior Preferred Shares with respect to dividends unless and until all accrued and unpaid dividends shall have been paid in cash or in PIK Shares in respect of the Senior Preferred Shares.

(b)	Return of Capital upon Liquidation, Dissolution or Winding Up: In the event of the liquidation, dissolution or winding up of the Corporation or other distribution of assets of the Corporation among its shareholders for the purpose of winding up its affairs, in each case, whether voluntary or involuntary, (but for greater certainty, not including an amalgamation, arrangement, consolidation or other merger or similar event, or a sale, exchange, lease or transfer of all or substantially all of the assets of the Corporation), the holders of the Senior Preferred Shares shall be entitled, out of funds available for distribution to shareholders (after satisfaction of all liabilities and financial or monetary obligations to creditors, including without limitation Obligations in respect of the Acquisition Debt, in each case as required by law) and to the extent available for such purpose, in priority to the rights of the holders of Common Shares, the Voting Participating Preferred Shares, the Non-Voting Participating Preferred Shares, the Director Voting Preferred Shares, the Redeemable Common Shares, the Redeemable Non-Voting Participating Preferred Shares and any other class of shares which ranks junior to the Senior Preferred Shares with respect to distribution of assets on liquidation, dissolution or winding up, to an amount equal to the Liquidation Value with respect to each Senior Preferred Share so held. The holders of Senior Preferred Shares shall not be entitled to any other or additional participation or distribution in the event of the liquidation, dissolution or winding up of the Corporation.

(c)	Voting Rights: The holders of Senior Preferred Shares shall not be entitled as such to receive notice of, to attend or to vote at any meeting of shareholders of the Corporation, except for meetings of the holders of the Senior Preferred Shares as a class, as provided in Section 7(h). At any meeting of shareholders at which the holders of the Senior Preferred Shares are entitled to vote, each holder shall be entitled to one vote in respect of each Senior Preferred Share held.

(d)

Mandatory Redemption: Subject to compliance with (i) the terms of all the agreements and instruments governing Acquisition Debt relating to the subject matter of this clause (d) (subject to the exclusion described in the final sentence of this clause (d) with respect to clause (iii) of the definition of Acquisition Debt), and (ii) Section 36(2) of the Canada Business Corporations Act, the Corporation shall redeem for cash all Senior Preferred Shares which have been tendered for redemption by the requested holder thereof at any time on or after October 31, 2019, or on the first date thereafter that it is legally able to do so. A holder of Senior Preferred Shares wishing to have Senior Preferred Shares redeemed shall provide to the Corporation a written notice of redemption specifying the date of redemption (which shall be no less than 30 days from the date of receipt by the Corporation of the notice of redemption, and which can first be sent to the Corporation 30 days before the date on which Senior Preferred Shares can first be tendered for redemption). No agreement or instrument governing

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Obligations of the type described in clause (iii) of the definition of Acquisition Debt shall restrict the ability of the Corporation to redeem any Senior Preferred Shares in cash on any such specified redemption date.

(e)	Redemption After a Change of Control: Subject to compliance with the terms of all the agreements and instruments governing Acquisition Debt relating to the subject matter of this clause (e) (subject to the exclusion described in the following paragraphs of this clause (e) with respect to clause (iii) of the definition of Acquisition Debt), the Corporation shall offer to all holders of Senior Preferred Shares the right to redeem for cash all Senior Preferred Shares then outstanding upon (i) a Change of Control which occurs after ·October 31, 2012 or (ii) on ·October 31, 2012, if prior to such date, a Change of Control has occurred.

With respect to the right described in clause (i) of the first paragraph of this clause (e), such offer of redemption shall be made to all holders of Senior Preferred Shares upon the later of (i)(A) at least 30 days prior to the occurrence of the Change of Control or (B) in the event that the Common Shares are publicly traded and a Change of Control occurs without the Corporation being aware of such event, as promptly as possible upon the Corporation acquiring knowledge of such Change of Control; (ii) the Corporation being able to redeem the Senior Preferred Shares pursuant to Section 36(2) of the Canada Business Corporations Act and (iii) such redemption not being prohibited by the terms of the Acquisition Debt, but excluding, for such purposes, any indebtedness described in clause (iii) of the definition of Acquisition Debt incurred in contemplation of such Change of Control or incurred after such Change of Control (it being understood that no agreement or instrument governing any Obligation of the type described in clause (iii) of the definition of Acquisition Debt that was incurred in contemplation of such Change of Control or incurred after such Change of Control shall restrict the ability of the Corporation to redeem the Senior Preferred Shares in cash pursuant to this clause (e)). Each holder of Senior Preferred Shares to whom an offer of redemption is made may accept such offer of redemption by delivering to the Corporation a redemption acceptance notice, in the form provided by the Corporation with its offer of redemption, within 25 days of the date of the Corporation’s offer of redemption, in which case all Senior Preferred Shares in respect of which an accepted offer of redemption has been received by the Corporation within 25 days of the date of the Corporation’s offer of redemption shall be called for redemption by the Corporation with effect from the later of the date of Change of Control and such 25th day after the date of the offer of redemption (and such date shall be the redemption date referred to in clause (g) below).

With respect to the right described in clause (ii) of the first paragraph of this clause (e), such offer of redemption shall be made to all holders of Senior Preferred Shares upon the later of (i) 30 days prior to ·October 31, 2012, (ii) the Corporation being able to redeem the Senior Preferred Shares pursuant to Section 36(2) of the Canada Business Corporations Act and (iii) such redemption not

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being prohibited by the terms of the Acquisition Debt, but excluding, for such purposes, any term contained in any agreement or instrument governing Obligations, described in clause (iii) of the definition of Acquisition Debt incurred in contemplation of the applicable Change of Control or incurred after such Change of Control (it being understood that no agreement or instrument governing any Obligation of the type described in clause (iii) of the definition of Acquisition Debt that was incurred in contemplation of such Change of Control, or incurred after such Change of Control, shall restrict the ability of the Corporation to redeem the Senior Preferred Shares in cash pursuant to this clause (e)). Each holder of Senior Preferred Shares to whom an offer of redemption is made may accept such offer of redemption by delivering to the Corporation a redemption acceptance notice, in the form provided by the Corporation with its offer of redemption, within 45 days of the date of the Corporation’s offer of redemption, in which case all Senior Preferred Shares in respect of which an accepted offer of redemption has been received by the Corporation within 45 days of the date of the Corporation’s offer of redemption shall be called for redemption by the Corporation with effect from October 31, 2012 (and such date shall be the redemption date referred to in clause (g) below).

(f)	Optional Redemption: Unless prohibited by the terms of any agreement or instrument governing the Acquisition Debt, the Corporation may, at its option, redeem at any time or times all or any part of the Senior Preferred Shares registered in the name of any holder of any such Senior Preferred Shares on the books of the Corporation without the consent of such holder by giving notice in writing to such holder specifying:

(i)	that the Corporation desires to redeem all or any part of the Senior Preferred Shares registered in the name of such holder;

(ii)	any conditions precedent to the effectiveness of the redemption of such Senior Preferred Shares;

(iii)	if part only of the Senior Preferred Shares registered in the name of such holder is to be redeemed, the number thereof to be so redeemed;

(iv)	the business day on which the Corporation desires to redeem such Senior Preferred Shares. The redemption date shall be the date on which the redemption notice is given by the Corporation unless a later date is specified in the redemption notice; and

(v)	the place of redemption.

Any such partial optional redemption shall be made on a pro rata basis with respect to all Senior Preferred Shares then outstanding.

(g)

Redemption Procedures: The Corporation shall, on the redemption date for any Senior Preferred Shares pursuant to clauses (d), (e) or (f), redeem such Senior Preferred Shares by paying to such holder the then current Liquidation Value per

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share on presentation and surrender of the certificate(s) for the Senior Preferred Shares so called for redemption at such place as may be specified in such notice or, if no such place is named, at the registered office of the Corporation. The certificate(s) for such Senior Preferred Shares shall thereupon be cancelled and the Senior Preferred Shares represented thereby shall thereupon be redeemed and cancelled. Such payment shall be made by wire transfer in immediately available funds to the bank account or accounts designated by the holders of Senior Preferred Shares, or if no such account has been designated, then by delivery to such holder of a cheque payable at any branch of the Corporation’s bankers for the time being in Canada. From and after the redemption date, holders of Senior Preferred Shares called for redemption shall not be entitled to exercise any of their rights as holders of Senior Preferred Shares unless payment of the said redemption price is not made on the redemption date, in which case the rights of the holders of the said Senior Preferred Shares shall remain unaffected.

The Corporation shall have the right, at any time on or after the date for redemption of Senior Preferred Shares or the mailing or delivery of notice of its intention to redeem Senior Preferred Shares, to deposit the redemption price of the Senior Preferred Shares so called for redemption, or of such of the Senior Preferred Shares which are represented by certificates which have not at the date of such deposit been surrendered by the holders thereof in connection with such redemption, to a special account maintained by the Corporation with a branch of a Canadian chartered bank or trust company designated by the Corporation in the notice of redemption (the “Trustee”) which has offices in the City of Ottawa, to be paid without interest to or to the order of the respective holders of Senior Preferred Shares whose shares have been called for redemption, upon presentation and surrender to the Trustee of the certificates representing such shares. Upon such deposit being made or upon the date specified for redemption, whichever is later, the Senior Preferred Shares in respect of which such deposit shall have been made shall be deemed to have been redeemed and the rights of the holders thereof after such deposit or such redemption date, as the case may be, shall be limited to receiving their proportion of the amount so deposited without interest, upon presentation and surrender to the Trustee of the certificate or certificates representing the Senior Preferred Shares being redeemed. Any interest allowed on any such deposit shall belong to the Corporation. Redemption moneys that are represented by a cheque that has not been presented for payment or that otherwise remain unclaimed (including moneys held on deposit in a special account as provided for above) for a period of six years from the date specified for redemption shall be forfeited to the Corporation. If less than all Senior Preferred Shares represented by a certificate are redeemed, the holder shall be entitled to receive, at the expense of the Corporation, a new certificate representing Senior Preferred Shares of such holder which have not been redeemed.

No Senior Preferred Shares acquired by the Corporation shall be reissued, and all such shares shall be cancelled, retired and eliminated from the Senior Preferred Shares which the Corporation shall be authorized to issue.

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(h)	Approval of Holders of Senior Preferred Shares: Subject to compliance with the terms of all agreements and instruments governing the Acquisition Debt relating to the subject matter of this clause (h), the rights, privileges, restrictions and conditions of the Senior Preferred Shares may be added to, changed or removed, or any matter as may by law require the consent of the Senior Preferred Shares may be obtained, only with the approval of the holders of the Senior Preferred Shares given as hereinafter specified.

Subject to compliance with the terms of all agreements and instruments governing the Acquisition Debt relating to the subject matter of this clause (h), the approval of the holders of the Senior Preferred Shares to add to, change or remove any right, privilege, restriction or condition attaching to the Senior Preferred Shares, or any other matter as may by law require the consent of the holders of the Senior Preferred Shares, may be given by the affirmative vote of holders of Senior Preferred Shares holding not less than 66- 2/3% of the Senior Preferred Shares voting on a resolution in respect of such matter or by such other percentage as may then be permitted by law. An increase in the number of Senior Preferred Shares, or the creation of a new class of shares having priority, or ranking pari passu, as to payment of dividends or return of capital upon liquidation, dissolution or winding up of the Corporation, or as to any other distribution of assets of the Corporation among its shareholders for the purpose of winding up its affairs, whether voluntary or involuntary, shall not require the consent of the holders of the Senior Preferred Shares. The formalities to be observed in respect of the giving of notice of any meeting or any adjourned meeting of the holders of the Senior Preferred Shares for such purpose, and in the conduct thereof, shall be those from time to time prescribed by law and by the by-laws of the Corporation with respect to meetings of shareholders of the Corporation.

(i)	Definitions: With respect to the rights, privileges, restrictions and conditions attaching to the Senior Preferred Shares:

“Acquisition Debt” means collectively, (i) Obligations incurred in respect of the Senior Secured Credit Facilities and in respect of the Senior Bridge Loan Facility and the Senior Subordinated Bridge Loan Facility, including the Rollover Loans and Exchange Notes (each as defined in the Senior Bridge Loan Facility or Senior Subordinated Bridge Loan Facility, as applicable), (ii) any indebtedness incurred to refinance the Senior Bridge Loan Facility and/or the Senior Subordinated Bridge Loan Facility and (iii) Obligations incurred in respect of any Refinancing of any indebtedness described in the foregoing clauses (i) and (ii) or this clause (iii);

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“Affiliate” has the meaning set forth in the Canada Business Corporations Act;

“Annual Dividend Amount” means the amount of dividends payable on each Senior Preferred Share in any year in accordance with Section 7(a);

“Change of Control” means and shall be deemed to occur if:

(x) a person or group of persons acting jointly or in concert pursuant to the provisions of the Securities Act (Ontario) (other than (A) the Public Sector Pension Investment Board or any of its Affiliates, (“PSP Permitted Persons”), Loral Space & Communications Inc. or any of its subsidiaries (“Loral Permitted Persons”) or MHR Fund Management LLC (“MHR”) or any investment funds controlled by MHR (“MHR Permitted Persons”) and together with PSP Permitted Persons and Loral Permitted Persons, “Permitted Persons”) or (B) a group of persons who are acting jointly or in concert pursuant to the provisions of the Securities Act (Ontario) in which Loral Permitted Persons and/or MHR Permitted Persons, as part of such group of persons, will own, collectively, 10% or more of the securities having a participating equity interest in the Corporation, 4363213 Canada Inc. (“Acquireco”) or Telesat Canada, or any of their respective successors, as the case may be, immediately following the Change of Control) acquires after ·October 31, 2007, directly or indirectly, ownership of securities of the Corporation, Acquireco or Telesat Canada or any of their respective successors, as the case may be, having (i) participating equity interest that is greater than fifty-one percent (51%) of the participating equity interest of the Corporation, Acquireco or Telesat Canada, or any of their respective successors, as the case may be, and (ii) aggregate votes that may be cast to elect directors of the Corporation, Acquireco or Telesat Canada, or any of their respective successors, as the case may be, that is greater than fifty-one percent (51%) of the aggregate votes that may be cast for the election of directors of the Corporation, Acquireco or Telesat Canada, or their respective successors, as the case may be (including for such purpose any votes that may be cast for the election of directors that would attach to shares issuable upon exercise of rights of conversion into voting shares which are then exercisable); provided, however, that if a group of persons described in this clause (x) would have caused a Change of Control but for the fact that Loral Permitted Persons and/or MHR Permitted Persons collectively own securities having a 10% or greater participating equity interest in the Corporation, Acquireco or Telesat Canada, or any of their respective successors, as the case may be, immediately following such Change of Control, there shall thereafter be a Change of Control on the date that the Loral Permitted Persons and/or MHR Permitted Persons cease to own, collectively, securities having a 10% or greater participating equity interest in the Corporation, Acquireco or Telesat Canada, or any of their respective successors, as the case may be; or (y) PSP Permitted Persons no longer hold any participating equity in the Corporation, and the Loral Permitted Persons and/or MHR Permitted Persons cease to own, collectively, at least 10% of the participating equity interests of the Corporation, Acquireco or Telesat Canada, or any of their respective successors;

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“Liquidation Value” means the aggregate per Senior Preferred Share of (i) $1,000 and (ii) all accrued and unpaid preferential cumulative dividends on such Senior Preferred Share which, for such purpose, shall be calculated as if such cumulative dividends were accruing from day to day for the period from the expiration of the last period for which cumulative dividends have been paid up to the date of determination;

“Obligation” means any principal, interest, penalties, fees, indemnification, reimbursements, costs, expenses, damages and other liabilities, including any interest accruing subsequent to the date of filing of a petition of bankruptcy or the occurrence of any insolvency, bankruptcy, liquidation, dissolution, receivership, reorganization, winding-up or other similar proceedings;

“Performance Failure” means that any of the following events has occurred and is continuing: (i) the failure of the Corporation to pay the Annual Dividend Amount on all Senior Preferred Shares in any year on the date that such payment is due either in cash or in Senior Preferred Shares, while such failure shall be continuing, (ii) the failure of the Corporation to redeem all Senior Preferred Shares when required pursuant to section 7(d) and (iii) the failure of the Corporation to redeem such Senior Preferred Shares for which an offer of redemption is accepted in accordance with Section 7(e);

“Refinance” means, in respect of any indebtedness, Obligations incurred to refinance, extend, renew, defease, amend, restate, modify, supplement, restructure, replace, refund or repay or to issue other indebtedness in exchange or replacement for such indebtedness, including any indentures or credit facilities or commercial paper facilities with banks or other institutional lenders or investors that replace, refund or refinance any part of the such indebtedness, including any such replacement, refunding or refinancing facility or indenture that increases the amount borrowable thereunder or alters the maturity thereof;

“Senior Bridge Loan Facility” means the Senior Bridge Loan Agreement dated as of October 31, 2007 by and among Telesat Interco Inc., 4363230 Canada Inc. (before its amalgamation with Telesat Canada, and thereafter, Telesat Canada), the other borrowers thereunder, the guarantors party thereto, the lenders party thereto, Morgan Stanley Senior Funding, Inc., as Administrative Agent, UBS Securities LLC, as Syndication Agent, and the other agents party thereto, including any guarantees, instruments and agreements executed in connection therewith;

“Senior Secured Credit Facilities” means the Credit Agreement dated as of October 31, 2007 by and among Telesat Interco Inc., 4363230 Canada Inc. (before its amalgamation with Telesat Canada, and thereafter, Telesat Canada), the other borrowers thereunder, the guarantors party thereto, the lenders party thereto, Morgan Stanley Senior Funding, Inc., as Administrative Agent, UBS Securities LLC, as Syndication Agent, and the other agents party thereto, including any guarantees, collateral documents, instruments and agreements executed in connection therewith;

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“Senior Subordinated Bridge Loan Facility” means the Senior Subordinated Bridge Loan Agreement dated as of October 31, 2007 by and among Telesat Interco Inc., 4363230 Canada Inc. (before its amalgamation with Telesat Canada, and thereafter, Telesat Canada), the other borrowers thereunder, the guarantors party thereto, the lenders party thereto, Morgan Stanley Senior Funding, Inc., as Administrative Agent, UBS Securities LLC, as Syndication Agent, and the other agents party thereto, including any guarantees, instruments and agreements executed in connection therewith;

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